Exhibit 10.28

EXECUTION VERSION

CERTAIN IDENTIFIED INFORMATION HAS BEEN REDACTED FROM THIS EXHIBIT BECAUSE IT IS (1) NOT MATERIAL AND (2) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. “[***]” INDICATES THAT INFORMATION HAS BEEN REDACTED.

GLOBAL CORPORATE PAYMENTS OPERATING AGREEMENT

by and between

American Express Travel Related Services Company, Inc.

and

GBT III B.V.

Dated as of June 30, 2014

TABLE OF CONTENTS

Article I

DEFINITIONS

Section 1.01.	Certain Terms	5
Section 1.02.	Construction	10

Article II

OPERATIONS

Section 2.01.	Data Sharing	10
Section 2.02.	Joint Client Services	14
Section 2.03.	Product Development	15
Section 2.04.	[***] Agreements Obligations	16
Section 2.05.	Lead Referral Services Agreement	17
Section 2.06.	Executive Steering Committee	17
Section 2.07.	Conferences and Trade Shows	17
Section 2.08.	Exclusivity	18
Section 2.09.	MR Program Support	18
Section 2.10.	Audit	18

Article III

COVENANTS

Section 3.01.	Books and Records	18
Section 3.02.	Legal Compliance	18
Section 3.03.	Further Assurances	19

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of the Parties	19

Article V

CONFIDENTIALITY

Section 5.01.	Confidentiality	20
Section 5.02.	Use of Confidential Information	21
Section 5.03.	Return or Destruction of Confidential Information	21
Section 5.04.	Notice of Disclosure of Confidential Information	21
Section 5.05.	Remedies	22

Exhibit 1	– Data to be Provided by GBT Holdco to Amex
Exhibit 2	– Lead Referral Services Agreement
Exhibit 3	– Existing Jointly Developed Intellectual Property that Remains Exclusive to Amex
Exhibit 4	– Intercompany Binding Corporate Data Rules
Schedule I	– Related Agreements

GLOBAL CORPORATE PAYMENTS OPERATING AGREEMENT

This GLOBAL CORPORATE PAYMENTS OPERATING AGREEMENT, dated as of June 30, 2014 (the “Effective Date”), is entered into by American Express Travel Related Services Company, Inc., a corporation organized under the laws of the State of New York (“Amex”) and GBT III B.V., a private company with limited liability organized under the laws of the Netherlands (“GBT Holdco”) (each a “Party” and collectively the “Parties”). Capitalized terms used in this Agreement have the respective meanings assigned to them in Section 1.01.

WHEREAS, Amex, by itself and through its Affiliates, is currently engaged in the Global Business Travel business (the “GBT Business”) and the Global Corporate Payments business (the “GCP Business”);

WHEREAS, Amex and GBT Holdco have entered into or are entering into certain transaction agreements, including that certain Share Purchase Agreement by and among Amex, GBT Holdco, and Juweel Investors Limited, a limited company organized under the laws of the Cayman Islands (“Juweel”), dated as of March 14, 2014 (the “Share Purchase Agreement”), that certain Shareholders Agreement by and among GBT Holdco, American Express Travel Holdings Netherlands Coöperatief U.A, a cooperative organized under the laws of the Netherlands, and Juweel Investors Coöperatief U.A., a cooperative organized under the laws of the Netherlands, dated as of June 30, 2014 (the “Shareholders Agreement”); and other Related Agreements (as defined below), whereby Amex has agreed to transfer, and GBT Holdco has agreed to assume, certain assets and liabilities comprising the GBT Business, and whereby Amex and GBT Holdco have agreed to terms and conditions regarding Amex’s ownership and management of GBT Holdco, in each case subject to the terms and conditions thereof;

WHEREAS, the Parties acknowledge that it is strategically important to each of the GCP Business and the GBT Business to collect, analyze, and use Data related to their respective Clients (as defined below) to improve service to such Clients and develop new products and systems, and the Parties would each benefit from sharing certain Data related to such Clients as set forth in this Agreement;

WHEREAS, the Parties acknowledge that the maintenance and expansion of commercial relationships with current and future Joint Clients (as defined below) requires cooperation between the Parties to provide an exemplary customer service experience and efficient business growth, and the Parties desire to establish the terms and conditions of such cooperation;

WHEREAS, Amex is currently party to that certain [***] Agreement with [***], dated as of [***] (the “GCP[***] Agreement”) and that certain [***] Agreement with [***], dated as of [***] (the “GBT[***] Agreement”), whereby such agreements are and will continue to be strategically important to Amex, and the Parties wish to allocate certain responsibilities to ensure the continued fulfillment of certain obligations thereunder;

WHEREAS, the Parties acknowledge that lead generation between the Parties, in the form of referrals of Clients from one Party to the other is strategically and economically valuable and will allow each Party to expand and strengthen their respective businesses, and the Parties wish to establish a system of incentives for referrals to establish and expand this practice; and

WHEREAS, the Parties wish to set forth the terms of their relationship relative to the matters described above.

NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.01.     Certain Terms. The following contains definitions of certain terms, which shall have the meanings set forth below when used in this Agreement:

“Action” means any Claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“AECB” means American Express Centurion Bank.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, including its Subsidiaries; provided, however, that for purposes of this Agreement, GBT Holdco and Amex shall not be deemed to be Affiliates. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means a Person’s shareholder, officer, director, employee, accountant, attorney, contractor, subcontractor, representative or agent.

“Agreement” means this Global Corporate Payments Operating Agreement, including all Articles, Sections, Exhibits and Schedules hereto.

“Amex” has the meaning ascribed to it in the preamble.

“Amex Card Transaction Data” means all Data related to purchases and other transactions made using a Card issued or administrated by Amex, FSB, AECB, their Affiliates, or any of their co-branded credit card program partners.

“Amex Competitor” means any Person that [***].

“Amex Network” means the computer network of Amex, including all Amex databases, systems and environments.

“Applicable Laws” means, collectively, (a) all Laws now in effect or hereinafter enacted or adopted, in any jurisdiction, applicable to the obligations and performance of the applicable Party and its Affiliates and any and all other matters relating to the subject matter of this Agreement, including the Data Protection Legislation and (b) all judgments, requests, directives, regulatory guidance, demands or similar orders of any Governmental Authority having authority, oversight jurisdiction or similar power over any such Party or its Affiliates.

“Arbiter” means the arbitration or mediation official assigned or selected to arbitrate or mediate any dispute in accordance with the rules of the American Arbitration Association or JAMS, pursuant to Section 9.04 herein.

“BTAConnect” means the Amex Business Travel Account online reconciliation platform for connecting travel agencies, corporate travel managers, and Amex payment servicing resources in applicable markets.

“Business Travel Account” mean the centrally billed business travel payment account provided by Amex.

“Card” means any charge card or other payment product of the GCP Business issued by Amex or any of its Affiliates.

“Card Member” means any holder of a Card, or any other credit card or charge card or other payment product issued by Amex, its parent companies, any of its Affiliates, or any of its licensees.

“Claims” means collectively, all claims, demands, suits, proceedings, and/or actions, actual or threatened.

“Client” means any Person that receives products or services from either Party, including payment products and services, travel-related products, travel program consulting, and travel booking services.

“Client Data” means, with respect to a Client, all Data with respect to such Client.

“[***]” has the meaning ascribed to it in the recitals.

“Confidential Information” has the meaning ascribed to it in Section 5.01.

“Contract” means, with respect to any Person, all contracts, agreements, consulting arrangements, leases and subleases (including leases and subleases of real property), licenses, commitments, sales and purchase orders, and other undertakings of any kind, whether written or oral, to which such Person is a party, under which such Person is otherwise entitled to benefits, or by which such Person is otherwise bound.

“[***]” has the meaning ascribed to it in the GCP-[***] Agreement.

“Data” means any data or other information, in any form or format, including interim, processed, compiled, summarized or derivative versions of such data or information that may exist in any system, database or record.

“Data Protection Legislation” means (i) directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regards to the processing of Personal Data and on the free movement of such data, or any future European Union directive or regulation replacing such directive coming into force during the Term (the “EU Data Protection Legislation”), (ii) all national or other Laws implementing the EU Data Protection Legislation and (iii) any other applicable European Union, national or other Laws relating to the processing of Personal Data, in force as of the date of this Agreement or coming into force during the Term. For the purpose of this Agreement, the terms “Personal Data,” “processing,” “controller” and “processor” shall have the meanings ascribed to them in the EU Data Protection Legislation.

“Data Governance Team” has the meaning ascribed to it in Section 2.01(g).

“Data Sharing Plan” has the meaning attributed to it in Section 2.01(a).

“Disclosing Party” has the meaning ascribed to it in Section 5.01(a).

“Dispute” has the meaning ascribed to it in Section 9.04(a).

“Effective Date” has the meaning ascribed to it in the preamble.

“Expiration Date” means January 1, 2022, unless amended or extended pursuant to the terms hereof.

“FSB” means American Express Bank, FSB, a federal savings bank.

“GBT Business” has the meaning ascribed to it in the recitals.

“GBT-[***] Agreement” has the meaning ascribed to it in the recitals.

“GBT Holdco” has the meaning ascribed to it in the preamble.

“GBT Holdco Advisory” means any travel program consulting services provided by GBT Holdco to Clients of Amex and its Affiliates and/or GBT Holdco and its Affiliates.

“GBT Holdco TMC” means the travel management company business of GBT Holdco, which includes the selecting and booking of specific travel products and services for GBT Holdco’s Clients.

“GCP-[***] Agreement” has the meaning ascribed to it in the recitals.

“GCP Business” has the meaning ascribed to it in the recitals.

“GCP Consulting” means the travel program consulting business line within the GCP Business.

“GCP Corporate Membership Rewards” means that program through which Amex provides loyalty benefits and redemption options to Clients and/or Card Members.

“Governmental Authority” means any United States or non-United States federal, state, provincial, regional, or local authority, legislative body, court, government, or self-regulatory organization (including any stock exchange), commission, tribunal or organization, or any regulatory agency, or any political or other subdivision, department or branch of any of the foregoing.

“Indemnified Party” has the meaning ascribed to it in Section 8.01.

“Indemnifying Party” has the meaning ascribed to it in Section 8.01.

“Initial Term” has the meaning ascribed to it in Section 6.01.

“Intellectual Property” means all intellectual property or other proprietary rights arising under any: (a) trademarks, service marks, trade names, or other source identifiers, including all associated goodwill and any applications or registration therefor (collectively, “Trademarks”); (b) original works of authorship, copyrights, and any registrations or applications therefor; (c) patents, patents applications, and all reissues, divisions, continuations-in-part and extensions thereof; (d) computer software, including source code, object code, algorithms, databases, Data files (including all Data and collections and compilations of Data and other information) and all related documentation; (e) confidential or proprietary information, including trade secrets, know-how, and customer lists; and (f) all rights and incidents of interest in and to all noncompetition or confidentiality agreements, in each case including any all applications therefor or registrations, renewals, modifications and extensions thereof.

“Intercompany Binding Corporate Data Rules” means those Amex rules and policies listed on Exhibit 4 related to the protection of privacy and Personal Data with regards to transfers thereof between business units, divisions, and Affiliates of Amex, adopted in order to comply with Applicable Laws regarding Data privacy and the processing of Personal Data.

“Joint Client” means any current or former Client of both GBT Holdco and the GCP Business, or any Person who is reasonably likely to become a Client of both GBT Holdco and the GCP Business, in each case regardless of whether such Joint Client became a Client of both parties jointly or independently of the other party.

“Joint Client Data” means, with respect to a Joint Client, all Data with respect to such Joint Client.

“Joint Client Support Plan” has the meaning ascribed to it in Section 2.02(a).

“Joint Product Agreement” has the meaning ascribed to it in Section 2.03(a).

“Joint Product Steering Committee” has the meaning ascribed to it in Section 2.03(a).

“Jointly Developed IP” has the meaning ascribed to it in Section 2.03(c)(iii).

“Juweel” has the meaning ascribed to it in the preamble.

“Law” means any law (including common law) statute, ordinance, regulation, rule, code or other requirement or rule enacted or promulgated by any Government Authority.

“Losses” means, collectively, all claims, judgments, losses, liabilities, fines, costs, damages, settlements or expenses, including costs of investigation or litigation or other proceedings and taxes and reasonable attorneys’ fees including interest and penalties recovered by a third party with respect thereto, whether or not a lawsuit has been filed.

“LRSA” has the meaning ascribed to it in Section 2.05.

“Masked Data” means Data that contains no Personally Identifiable Information.

“Master Reorganization Agreement” means that Master Reorganization Agreement entered into by and between Amex and GBT Holdco, dated as of March 14, 2014, as amended on June 30, 2014.

“Meetings and Events Services” has the meaning ascribed to it in Section 2.03(b).

“Meetings and Events Services Plan” has the meaning ascribed to it in Section 2.03(b).

“Party” has the meaning ascribed to it in the preamble.

“Payment” means any transfer of money or other consideration from one Party to the other Party pursuant to or necessitated by this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization or other entity, including any Governmental Authority.

“Personally Identifiable Information” or “PII” means (a) with respect to an individual natural person, Data that (i) could reasonably identify such person, including such person’s name, Social Security number, driver’s license number, credit card number, physical address, photograph, email address and/or facsimile or telephone number; (ii) could be used to authenticate such person; or (iii) could identify such person when combined (with itself or with other Data); and (b) with respect to a Client, Data that could specifically identify such Client.

“Prospective Agreements” means, collectively, the Data Sharing Plan, Joint Client Support Plan, the Joint Products Agreement, the LRSA, and the Meeting & Events Services Plan, in each case only after the respective Contract has been executed by the Parties or their Affiliates.

“Receiving Party” has the meaning ascribed to it in Section 5.01(a).

“Related Agreements” means the Contracts set forth in Schedule I.

“Relationship Manager” means the employee of each Party primarily responsible for serving as the contact person of such Party for matters relating to this Agreement.

“Renewal Term” has the meaning ascribed to it in Section 6.01.

“Sales and Marketing Plan” has the meaning ascribed to it in Exhibit 2.

“Share Purchase Agreement” has the meaning ascribed to it in the recitals.

“Shareholders Agreement” has the meaning ascribed to it in the recitals.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the equity securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other Person or Persons performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

“Term” has the meaning ascribed to it in Section 6.01.

“Trademark” has the meaning ascribed to it in the definition of Intellectual Property.

“Trademark License Agreement” means that certain Trademark License Agreement between Amex, GBT US LLC, a limited liability company organized under the laws of the State of Delaware, and, solely for purposes of Section 13.4 therein, GBT Holdco, dated as of June 30, 2014.

“U.S.” means the United States of America.

Section 1.02.     Construction. As used herein, (a) all references to the plural number shall include the singular number (and vice versa); (b) all references to the masculine gender shall include the feminine gender (and vice versa); (c) the words “include” and “including” shall mean include or including without limiting the generality of the description preceding such term and are used in an illustrative sense and not a limiting sense; and (d) all references to “herein” or like words shall refer to this Agreement. Section headings are for convenience only and are not to be construed as part of this Agreement. Unless the context of this Agreement requires otherwise, “will” and “will not” are expressions of command, not merely expressions of future intent or expectation.

Article II

OPERATIONS

Section 2.01.     Data Sharing.

(a)        Data Sharing Plan. The Parties shall cooperate in good faith and shall use commercially reasonable efforts to enter into a binding agreement within one hundred twenty (120) days of the Effective Date setting forth the terms, conditions, rights and obligations of each Party with respect to the sharing of Client Data under this Agreement and the Prospective Agreements between the Parties, their respective business units and their respective Affiliates (the “Data Sharing Plan”). For the avoidance of doubt, for the purposes of this Article II (other than Section 2.01(i)) and the Data Sharing Plan, the term Data shall be understood to include only non-consumer Data, and with respect to Data provided by Amex, shall be understood to include only Data derived from the GCP Business. The Data Sharing Plan shall include, at a minimum, the terms and conditions set forth in this Section 2.01, including: (i) types of Data required to be shared by each Party and each respective business unit or Affiliate thereof; (ii) forms and formats of Data to be shared; (iii) the specific business units or Affiliates of each Party who shall have access to each type of Data and the extent of such access; (iv) Data privacy, protection and retention policies, including with respect to creation and provision of Masked Data and required demographic and firmographic information to be provided with such Masked Data; and (v) Data governance processes.

(b)       Data Sharing Between the Parties.

(i)            GBT Holdco’s Provision of Data to Amex. GBT Holdco shall, subject to Applicable Laws and any required Client consent, provide its and its Affiliates’ Client Data to Amex or Amex’s designated Affiliates, including (A) all Data as set forth in Exhibit 1; (B) all Joint Client Data, including all travel-related Data of Joint Clients (which shall include Data related to travel products and services offered to or purchased by Joint Clients) and all transaction-level Data; (C) all transaction-level Data of the GBT Holdco’s Clients that are not Joint Clients, subject to binding contractual obligations therewith; and (D) any such other Joint Client Data as the Parties shall mutually agree upon in writing. Notwithstanding any of the foregoing, transaction-level Data provided to Amex or its designated Affiliates will not include any PII; provided, however, that to the extent such Data cannot be provided by GBT Holdco without also providing PII to Amex, GBT Holdco shall use commercially reasonable efforts to create Masked Data therefrom and promptly provide such Masked Data to Amex or its designated Affiliates.

(ii)           Amex’s Provision of Data to GBT Holdco. Amex shall, subject to Applicable Laws and any required Client consent, provide such Joint Client Data to GBT Holdco as GBT Holdco shall reasonably request, subject to further clarification under the Data Sharing Plan and the Joint Client Support Plan, and as determined and agreed to by the Data Governance Team; provided, however, that in no event shall such Data include PII.

(c)        Data Use.

(i)            GBT Holdco’s Use of Data Provided by Amex. With respect to any Data provided by Amex to GBT Holdco, GBT Holdco shall, subject to Applicable Laws: (A) use such Data solely for such uses as reasonably necessary in order for GBT Holdco to satisfy its obligations or exercise its rights under this Agreement or the Prospective Agreements or as the Parties shall otherwise mutually agree in writing; (B) restrict access to such Data exclusively to its employees who specifically require access to such Data in the course of performing GBT Holdco’s obligations under this Agreement or the Prospective Agreements, or as allowed by the Data Sharing Plan or the Joint Client Support Plan, or as the Parties may otherwise mutually agree in writing; and (C) not use any such Data for offering, promoting or marketing of any of its products or services to any Clients of Amex without the prior written consent of Amex. The Parties acknowledge that, in the course of processing Data provided by Amex hereunder, GBT Holdco and its Affiliates will act solely as a processor with respect to any Personal Data in respect of which Amex or one of its Affiliates is a controller. As a result, GBT Holdco and its Affiliates will only process any such Personal Data (i) on behalf of Amex or its applicable Affiliate and (ii) in accordance with the reasonable instructions of Amex or its applicable Affiliate, provided that such instructions comply with Applicable Law.

(ii)           Amex’s Use of Data Provided by GBT Holdco. With respect to any Data provided by GBT Holdco to Amex or its designated Affiliates, Amex and its Affiliates shall, subject to Applicable Laws, Article V herein and the restrictions set forth in Article VII of the Shareholders Agreement, have the right to use any and all Data provided to Amex or its Affiliates by GBT Holdco for any and all purposes, in Amex’s reasonable discretion, including Client reporting, internal reporting, consulting, process automation, marketing analytics and business performance reporting. Amex and its designated Affiliates shall have the right to use Data provided by GBT Holdco for up to five (5) years following the expiration or termination of this Agreement or the Data Sharing Plan, whichever is later, and to further retain such Data for such period of time as required under Amex’s then-current record retention policies, in each case subject to Applicable Law and Client contractual obligations.

(d)       Security and Data Protection.

(i)            Each Party and, if applicable, its Affiliates shall provide a secure environment for the Data provided by the other Party or its Affiliates and shall use commercially reasonable administrative, technical, and physical safeguards designed to protect the security, integrity, and confidentiality of such Data, which safeguards shall be no less rigorous than the safeguards used to protect the Data of such Party’s own Clients.

(ii)           Each Party and, if applicable, its Affiliates shall implement and maintain internal policies requiring appropriate encryption of Data that is transmitted by such Party or its Affiliates outside of the Amex Network in accordance with applicable industry standards and Applicable Laws. In furtherance of the foregoing, the Parties shall maintain appropriate privacy and information security programs as required under Applicable Law and that each include appropriate policies, processes, practices and controls in connection with the storage, maintenance, usage, disclosure and all other processing of Data.

(e)        Data Ownership. As between the Parties, all right, title, and interest in and to any Data provided by any Party or its Affiliates to the other Party or its Affiliates, including any Intellectual Property thereto, shall be solely and exclusively owned by the providing Party or the applicable Affiliate, and, unless explicitly set forth therein or otherwise agreed to by the Parties in writing, (i) nothing in this Agreement, the Prospective Agreements, or the Related Agreements shall convey any rights or interests in such Data to the Receiving Party and (ii) unless such use is reasonably necessary in order for the Receiving Party to satisfy its obligations or exercise its rights under this Agreement or the Prospective Agreements, the Receiving Party shall not edit, modify, create derivatives, combinations or compilations of, combine, associate, synthesize, reverse engineer, reproduce, display, distribute, disclose or otherwise use any such Data.

(f)        Data Consents. Each Party shall use commercially reasonable efforts to obtain and maintain in effect (including by means of renewal), the consent of all Clients (including Joint Clients) to the sharing and the use of Data by both of the Parties, provided that, (i) such consent shall be obtained in accordance with Applicable Law and (ii) if either Party is not able to obtain any such consent, such Party shall not be required to provide the affected Data until such consent has been granted. Each Party shall bear its own costs with respect to obtaining such consent. In the event one Party requests incremental efforts to obtain such consent, the requesting Party may reimburse the other Party or its Affiliates, as applicable, for reasonable costs related thereto.

(g)       Data Governance Team. The Parties each agree to assign certain of their respective employees to a joint Party team tasked with overseeing, coordinating and enhancing Data sharing between the Parties (the “Data Governance Team”). The Data Governance Team shall meet regularly and one (1) member of the Data Governance Team from each Party shall be designated the primary point of contact for the other Party for any Data-related inquiries.

(h)       BTAConnect. BTAConnect shall be the sole and exclusive tool that GBT Holdco shall use for the servicing and reconciliation of any travel account of any Joint Client that utilizes a GCP Business travel account in a country or jurisdiction where BTAConnect is available.

(i)         Third Party Data. With respect to any Data sourced by one Party from other Persons (but not Clients) that is or could be beneficial to the other Party: (i) the Parties agree to work together to secure access to such Data on preferential terms; (ii) the Parties shall use reasonable efforts to agree on division of fees or costs associated with access to such Data; and (iii) the Parties shall use reasonable efforts to agree on a proportional division of fees or costs with respect to Data used by one Party that was previously independently sourced and provided by the other Party.

(j)         Compliance.

(i)            Each Party’s obligations under this Agreement and the Data Sharing Plan shall at all times be subject to all Applicable Laws.

(ii)           Notwithstanding anything herein to the contrary, in all matters relating to the sharing and use of Data pursuant to this Agreement and the Data Sharing Plan, the Parties and their respective Affiliates shall comply with all requirements of all Applicable Laws concerning privacy and Personal Data, including the Data Protection Legislation.

(iii)          GBT Holdco shall comply with all Intercompany Binding Corporate Data Rules currently in place between Amex business units and its Affiliates regarding the use and protection of Personal Data to ensure that GBT Holdco’s internal Data security policies are in no case less stringent than required by Applicable Laws.

(k)        Fees for Data Sharing. During the Term (and subject to Section 2.01(f) and Section 2.01(i)), no fees, costs, or expenses associated with Data shared under the Data Sharing Plan shall be payable by any Party or its Affiliates to the other Party or its Affiliates.

Section 2.02.     Joint Client Services.

(a)        Joint Client Support Plan. The Parties agree to cooperate in good faith with respect to all activities that involve Joint Clients. In furtherance of the foregoing, each Party shall use commercially reasonable efforts to enter into an agreement with the other Party setting forth the terms, conditions, rights and obligations of each Party with respect to Joint Client activities (the “Joint Client Support Plan”) within one hundred twenty (120) days of the Effective Date. The Joint Client Support Plan shall include terms and conditions regarding: (i) subject to the Data Sharing Plan, sharing of Data related to Joint Clients, including for purposes of offering, promoting or marketing products or services to Joint Clients, product development, reporting and insight development (e.g., travel/card matching and benchmarking); (ii) each Party’s rights and obligations with respect to all communication with Joint Clients, including clear rules for frequency, format and content of all Joint Client communication, engagement and offering, promoting and marketing related to existing and new services and other activities in order to avoid duplicative or inconsistent communication and to ensure seamless customer service; (iii) coordination of all other Joint Client relationship activities, including each Party’s responsibilities with respect to reviews of Joint Client accounts, Joint Client account development and communication across each Party’s respective Joint Client account management teams; and (iv) each Party’s rights and obligations with respect to offering, promoting or marketing to potential Clients of GBT Holdco Advisory and GCP Consulting, including clear rules of priority to prevent duplicative offering, promoting or marketing.

(b)       Joint Client Categories. The terms and conditions of the Joint Client Support Plan shall be tailored to all permutations of Joint Client categories, including Joint Clients that: (i) are Clients of the GCP Business and, with respect to GBT Holdco, solely Clients of GBT Holdco TMC, (ii) are Clients of the GCP Business and GBT Holdco TMC and that also have either a GBT Holdco Advisory or a GCP Consulting relationship; (iii) are Clients of the GCP Business (either with or without GCP Consulting relationship) and, with respect to GBT Holdco, solely Clients of GBT Holdco Advisory; and (iv) are Clients of both the GCP Business and GBT Holdco TMC and that also have both GBT Holdco Advisory and GCP Consulting relationships.

(c)        Right of First Refusal. In the event GBT Holdco (i) pursues a renewal or expansion of an existing relationship with a Joint Client, or (ii) wishes to solicit any Person with a joint offer that includes products or services from a third party that are substantially similar to those offered by the GCP Business, then, in either case, GBT Holdco shall notify Amex of such renewal, expansion or prospective relationship, and Amex shall have the exclusive right of first refusal to participate with GBT Holdco in such renewal, expansion or prospective relationship offer, except in the case that a Person, other than a Joint Client, expressly names a specific Amex Competitor from whom they want payment products solutions. In the event Amex declines to participate, for the purposes of soliciting such renewal, expansion or prospective relationship only, GBT Holdco may partner with a provider of products or services similar to those offered by the GCP Business of its choosing, subject to the terms of this Agreement; provided, however, that the foregoing may be further modified under the Joint Client Support Plan.

Section 2.03.     Product Development.

(a)        Product Development Committee. The Parties shall establish and maintain a joint product steering committee (the “Joint Product Steering Committee”), made up of at least one (1) representative of each Party, to identify prospective joint development opportunities and coordinate efforts between the Parties therefor. The Parties shall enter into an agreement (the “Joint Product Agreement”) to address, among other things, exclusivity and ownership rights with respect to any joint product development that the Parties may mutually agree to pursue.

(b)       Meetings & Events Joint Product Development. Each Party shall use commercially reasonable efforts to enter into an agreement with the other Party setting forth the terms, conditions, rights and obligations of each Party with respect to consulting and end-to-end integrated meetings and events services (such agreement, the “Meetings and Events Services Plan,” and such services, the “Meetings and Events Services”). The Meetings and Events Services Plan shall include terms and conditions regarding lead generation, sales and marketing. Under the Meetings and Events Services Plan, Amex (including the GCP Business), in collaboration with GBT Holdco, shall have the right to offer, market, promote and sell Meetings and Events Services as part of its own suite of products. The Parties agree, with respect to any Meetings and Events Services, that GBT Holdco will be the sole and exclusive outsourcing vendor to Amex with respect to such services, including transient/group travel, event sourcing, execution and planning, on terms to be mutually agreed to by the Parties. For the avoidance of doubt, the terms and conditions describing rights and obligations of each Party with respect to Meetings & Events Services related to Joint Clients shall be set forth in the Joint Client Support Plan.

(c)        Intellectual Property.

(i)            As between the Parties and subject to each Party’s pre-existing rights, with respect to any Intellectual Property (other than Data) developed or created exclusively by Amex or its Affiliates in the course of performing its obligations under this Agreement, Amex shall exclusively own all right, title and interest in and to such Intellectual Property.

(ii)           As between the Parties and subject to each Party’s pre-existing rights, with respect to any Intellectual Property (other than Data) developed or created exclusively by GBT Holdco or its Affiliates in the course of performing its obligations under this Agreement, GBT Holdco shall exclusively own all right, title and interest in and to such Intellectual Property.

(iii)          As between the Parties and subject to each Party’s pre-existing rights, with respect to any Intellectual Property (other than Data) developed or created jointly by Amex and GBT Holdco or their respective Affiliates in the course of performing their obligations under this Agreement (“Jointly Developed IP”), (A) Amex shall exclusively own all right, title and interest in and to such Jointly Developed IP and to the existing jointly developed intellectual property listed in Exhibit 3, and (B) Amex hereby grants to GBT Holdco a perpetual, irrevocable, non-transferable (except as set forth in Section 2.03(c)(v) below), worldwide, non-exclusive, royalty-free license, solely under such Jointly Developed IP (other than Trademarks), to use, reproduce, publish, display, perform, make, have made, sell, offer to sell and import any product or service embodying such Jointly Developed IP or otherwise exploit the Jointly Developed IP in any manner or method within it sole discretion. For the avoidance of doubt for a patent to be Jointly Developed IP, at least one employee of each of Amex and GBT Holdco (or of each Party’s respective Affiliate performing such Party’s obligations under this Agreement) needs to be a properly named inventor of such patent.

(iv)          Except as otherwise provided in the Master Reorganization Agreement, and notwithstanding anything in this Agreement to the contrary, all products and services, and any Intellectual Property developed or in the process of being developed prior to the Effective Date, including products and services set forth in Exhibit 3 hereto, or otherwise developed by Amex outside of the scope of this Agreement, shall be owned solely and exclusively by Amex.

(v)           With respect to the licenses granted in Section 2.03(c)(iii), GBT Holdco may not assign such rights without the prior written consent of Amex; provided that, subject to the terms of the Shareholders Agreement or Share Purchase Agreement, GBT Holdco may assign such rights, in whole, in connection with any merger or sale of substantially all of its assets.

(vi)          The parties agree to equally share the costs of prosecuting and maintaining any patent included within the Jointly Developed IP, unless otherwise agreed.

Section 2.04.     [***] Agreements Obligations.

(a)        Obligations under [***] Agreements.

(i)            GBT Holdco shall, on behalf and for the benefit of Amex, assume and perform all of the services, obligations and other responsibilities that the GBT Business has performed prior to the Effective Date with respect to, in accordance with and pursuant to the terms of, the GBT-[***] Agreement, and shall use commercially reasonable efforts to extend the term of the GBT-[***] Agreement to at least match the term of the GCP-[***] Agreement which expires on [***] and is subject to three (3) automatic annual renewals.

(ii)           GBT Holdco shall, on behalf and for the benefit of Amex, assume and perform all of the services, obligations and other responsibilities that GBT Business has performed prior to the Effective Date with respect to, in accordance with and pursuant to the terms of, the GCP-[***] Agreement, including the obligations set forth in Sections 4.7, 4.14, 5.2(e), 7.5, 7.6, 7.8, 8.3(b), 8.4, 9.2, 9.4, 10, 11, and 12 thereunder , as well as the obligations set forth in Section 5.1 thereto, which obligates Amex and GBT Holdco to market only [***].

(b)       Annual Revenue Targets. GBT Holdco shall meet the following annual revenue targets for submitting leads to [***] as currently detailed in Section 8.1 of the [***] Agreement and Section 5.3(a) of the GCP-[***] Agreement, and shall share revenue with [***] in accordance with Section 8.5 of the GBT-[***] Agreement; provided that in the event that GBT Holdco shall miss any of the targets for the applicable year as set forth in this Section 2.04(b), GBT Holdco shall pay [***] under the terms of the GCP-[***] Agreement as in effect at such time:

(i)            [***]

provided, however, that (i) GBT Holdco is not responsible for any payment relating to the GBT-[***] Agreement and GCP-[***] Agreement for any period prior to [***]; and (ii) with respect to Year 1 above, GBT Holdco shall only be responsible to pay Amex the amount of any such shortfall multiplied by a fraction, the numerator of which is the number of days in the period from the date hereof through [***], and the denominator of which is 365.

(c)        Reporting. GBT Holdco shall, on a monthly basis, provide a written report to Amex, in a form to be agreed upon by the Parties, setting forth GBT Holdco’s progress in meeting the applicable targets for each applicable period set forth in Section 2.04(b). GBT Holdco shall appoint and maintain a dedicated point of contact to assist and coordinate efforts with Amex respect to all obligations related to [***], including the GBT-[***] Agreement and the GCP-[***] Agreement.

(d)       Sales team. GBT Holdco shall provide incentive payments to GBT Holdco’s sales force with respect to generating leads for [***] for Eligible Subscription Services, as defined in the GCP-[***] Agreement.

(e)        Termination. In the event that the GCP-[***] Agreement is terminated for any reason, all obligations set forth in this Section 2.04 shall also terminate; provided, however, that each Party shall continue to make Payments due under this Section 2.04 for any lead generation that occurred prior to such termination of the GCP-[***] Agreement.

Section 2.05.     Lead Referral Services Agreement. The Parties each agree to the terms of the lead referral services agreement (the “LRSA”) set forth in Exhibit 2. Each Party shall use commercially reasonable efforts to cause their respective Affiliates, as applicable, to execute an addendum binding them to the terms of the LRSA within one hundred and twenty (120) days of the Effective Date. Furthermore, the Parties shall use commercially reasonable efforts to mutually define and agree to a Sales and Marketing Plan, as defined in the LRSA, within one hundred and twenty (120) days of the Effective Date. In the event of any inconsistency between the terms of the LRSA and the terms of this Agreement, the terms of this Agreement shall govern.

Section 2.06.     Executive Steering Committee. Senior managers of each Party (including, on behalf of Amex, a manager of the GCP Business) shall hold joint review meetings, no less than twice in each calendar year, at a suitable location reasonably selected by Amex. The purpose of such meetings shall be to discuss performance of the Parties under this Agreement and any new opportunities for expansion of the Parties’ cooperation.

Section 2.07.     Conferences and Trade Shows. The Parties shall coordinate their presence at conferences and tradeshows during the period for which GBT Holdco has rights to the Amex brand pursuant to the Trademark License Agreement, which coordination may include sharing of costs and expenses for mutually attended events, sharing trade shows booths, and any other cooperation that the Parties may mutually agree upon in writing.

Section 2.08.     Exclusivity. During the Term, GBT Holdco agrees that, for each applicable country or jurisdiction, Amex payment products (including GCP Business products) shall be the sole and exclusive payment solution offered, promoted and marketed by GBT Holdco or its Subsidiaries to any Client or any Person that is reasonably likely to become a Client. GBT Holdco shall not, and shall ensure that its Subsidiaries do not, whether directly or indirectly, offer, promote or market any non-Amex payment solutions, including: (a) payment solutions provided by [***], or any of their respective Affiliates; (b) payment solutions provided by issuing networks, including [***], or any their respective Affiliates; (c) payment solutions offered, promoted or marketed by any non-traditional payment providers, including [***]; or (d) payment solutions offered by any other Amex Competitors, in each case except as provided in Section 2.02(c). For the avoidance of doubt, nothing in this Section 2.08 shall restrict GBT Holdco from accepting payment products of Amex Competitors or from developing technical integration of products that support payments made via Amex Competitors, provided, however, that in the event of any such technical integration, Amex shall have the right to integrate similar products for the benefit of the GCP Business.

Section 2.09.     MR Program Support. Subject to mutual written agreement between the Parties, GBT Holdco may act as a redemption partner in the GCP Corporate Membership Rewards program, with agreed-upon services and products to be offered through the GCP Corporate Membership Rewards program by GBT Holdco.

Section 2.10.     Audit. GBT Holdco shall afford to Amex (or a mutually agreed-upon Agent of Amex) and their auditors access to all of the books, records and properties of GBT Holdco, during normal business hours and upon reasonable advance notice, to enable Amex to audit the performance of GBT Holdco under this Agreement, and GBT Holdco shall provide reasonable cooperation and assistance to any such Persons, including permitting such Persons to make copies of such book and records and to discuss all aspects of GBT Holdco’s business related to this Agreement with any Agents of Amex, and GBT Holdco shall provide to Amex responses to all written requests for information regarding GBT Holdco’s performance under this Agreement; provided, however, that such audit, investigation, and preparation of responses shall not unreasonably or adversely impact GBT Holdco’s regular operations and business. Such audit shall be completed at Amex’s sole expense.

Article III

COVENANTS

Section 3.01.     Books and Records. Each Party shall maintain complete and detailed financial, administrative and other books and records relating to this Agreement until the later of (a) one (1) year following the expiration or termination of this Agreement and (b) the period of continuing performance under Article VI.

Section 3.02.     Legal Compliance. Each Party represents, warrants and covenants that it shall comply with and perform its obligations hereunder in compliance with all Applicable Laws including the United States Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010, as amended, as well as the rules and regulations and terms and conditions of the Airlines Reporting Corporation, the Bank Settlement Plan, the International Air Transport Association, and the International Airlines Travel Agent Network, and their successors, as applicable; provided, however, that if any Governmental Authority seeks to access any Confidential Information, the Parties shall comply with the provisions of Article V herein.

Section 3.03.     Further Assurances. Each Party shall, at its own expense and upon the reasonable request of the other Party, duly execute and deliver, or cause to be duly executed and delivered, to such Party such further instruments, and do and cause to be done such further acts, as may be necessary or proper in the reasonable opinion of such Party to carry out more effectively the provisions and purposes of this Agreement.

Article IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.     Representations and Warranties of the Parties. Each Party represents and warrants to the other Party that:

(a)        Organization. Such Party is a corporation or other legal entity duly organized, validly existing and in good standing (where such concept exists) under the laws of the jurisdiction of its organization, and has all requisite corporate or other power and authority and all necessary material governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted.

(b)        Authority; Validity of Agreement. Such Party has the requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Party, and, assuming due and valid authorization, execution and delivery hereof by the other Party hereto, this Agreement is a valid and binding obligation, enforceable against it in accordance with its terms.

(c)        Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by such Party or compliance by it with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation and by-laws or similar organizational documents of such Party, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, suspension, cancellation or acceleration) under, or trigger an obligation to pay any consideration, royalties or other amounts in excess of those amounts otherwise owed by such Party, or require any consent under, or result in the creation of any encumbrance on any of its material property or assets pursuant to any of the terms, conditions or provisions of any material Contract or other instrument or obligation to which such Party or by which it or any of its respective properties or assets may be bound or (iv) violate any Applicable Law which such Party, any of its Subsidiaries or any of their properties or assets may be subject to, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, permits, authorizations, consents, violations, breaches, defaults, rights, obligations or encumbrances which would not, individually or in the aggregate, have a material adverse effect on such Party.

(d)       Litigation. As of the date hereof, there is no Action pending or, to the knowledge of such Party, threatened against or involving such Party or any of its Affiliates that challenges the validity of this Agreement or seeks to prevent, enjoin, alter or materially delay any of the aspects of the performance of any of its obligations under this Agreement.

(e)        No Other Representations. Except as to matters expressly covered in this Article IV or in any Related Agreement, each Party hereby disclaims all other representations, warranties and guarantees, whether express or implied.

Article V

CONFIDENTIALITY

Section 5.01.     Confidentiality.

(a)        For purposes of this Agreement, “Confidential Information” means, with respect to each of the Parties and their respective Affiliates, information of a confidential or proprietary nature that the receiving Party or its Affiliates (the “Receiving Party”) receive from the other Party or its Affiliates (the “Disclosing Party”) in the performance of or in connection with this Agreement, including any Data related to any Client of either Party or their respective Affiliates; information related to any patents, know-how, designs, formulas, processes, technology, plans, trade secrets, inventions, discoveries, improvements and ideas or works of authorship or other information relating to the business of either Party or their respective Affiliates; information concerning any of the Parties’ or their respective Affiliates’ past, current or possible future products or projects; information about its research, development, purchasing, accounting, marketing, or selling of products or services; and information concerning any of its past, current or possible future Clients or business prospects.

(b)       Each Party and, if applicable, their respective Affiliates shall preserve the strictest confidence of all the terms of this Agreement and all Confidential Information using at least the same degree of care as it employs in maintaining in confidence its own confidential information of a similar nature, but in no event less than a reasonable degree of care.

(c)        The foregoing confidentiality obligations shall not apply to information that is: (i) already known and free of any restriction on the Receiving Party prior to the date of disclosure thereof by the Disclosing Party; (ii) subsequently learned on a non-confidential and lawful basis from an independent third party not bound by this Agreement; (iii) already in or hereafter becomes part of the public domain through no fault of the Receiving Party; (iv) expressed in writing by the Disclosing Party to be non-confidential; (v) mutually deemed in writing to be non-confidential by the Parties pursuant to this Agreement or the Data Sharing Plan; (vi) in an aggregate form not attributable to the Disclosing Party; or (vii) required by Applicable Law to be disclosed; provided, however, that if not prohibited by Applicable Law and if practicable, the Receiving Party shall (A) give prompt written notice of any such request or requirement to the Disclosing Party, and the Confidential Information of the Disclosing Party it believes it is required to disclose; and (B) cooperate to the extent practicable with the Disclosing Party, at the Disclosing Party’s expense, with any reasonable efforts of the Disclosing Party to avoid or minimize such disclosure and/or obtain confidential treatment thereof or other protective order. If the Disclosing Party is unable to obtain a protective order of confidential treatment, the Receiving Party may disclose the Disclosing Party’s Confidential Information without breach of this Agreement.

Section 5.02.     Use of Confidential Information.

(a)        Except with the prior written consent of the Disclosing Party, the Receiving Party shall not use or disclose any Confidential Information to any Person except in accordance with the terms of this Agreement, including the Data use provisions set forth in Section 2.01(c) hereto, provided that the Receiving Party shall not use any of the Disclosing Party’s Confidential Information for any purpose, other than that the Receiving Party may disclose the Disclosing Party’s Confidential Information to its Affiliates or Agents, including its legal and financial consultants (but only insofar as those people or entities require access to such Confidential Information to enable the Party to fulfill its obligations under this Agreement), and provided, further, that such Affiliates, Agents and consultants comply with the confidentiality provisions set forth in this Article V and elsewhere in this Agreement, any Prospective Agreement, and any Related Agreement. The Receiving Party shall not take any other action with respect to the other Party’s Confidential Information inconsistent with the confidential and proprietary nature of such information.

(b)       Notwithstanding anything in this Agreement to the contrary (except as set forth in this Section 5.02), Amex Card Transaction Data shall not be disclosed, sold, assigned, leased, or otherwise provided by GBT Holdco or any of its Affiliates to any Person, or otherwise used by GBT Holdco or any of its Affiliates, to the extent such Amex Card Transaction Data identifies, or is capable of identifying, (i) Card Members, either individually or as a Card Member; (ii) the value, number or nature of transactions conducted by Card Members or Joint Clients; or (iii) transactions made using Cards or a specific type of Card (as opposed to transactions generally).

Section 5.03.      Return or Destruction of Confidential Information. Each Party and, if applicable, their respective Affiliates, shall return Confidential Information of the other Party or its Affiliates, or destroy it, upon the termination or expiration of this Agreement, subject to Applicable Laws requiring its retention and any provisions of this Agreement allowing retention of Data, and in the case of electronic Data, automatic back-up procedures, and each Party shall certify to the other Party in writing that such Confidential Information has been destroyed within ten (10) days of such destruction. To the extent that a Party or its Affiliates retains Confidential Information of the other Party or its Affiliates following the termination or expiration of this Agreement as permitted by this Agreement, such Confidential Information shall continue to be subject to the requirements of this Article V.

Section 5.04.      Notice of Disclosure of Confidential Information. In the event that either Party learns that Confidential Information of the other Party or its Affiliates has been disclosed to or accessed by an unauthorized Person, such Party shall give reasonably prompt notice of such event to the other Party’s Relationship Manager.

Section 5.05.     Remedies.

(a)        Without prejudice to any other rights or remedies that a Party may have under this Agreement, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of this Article V, that the remedies of injunction, specific performance and other equitable relief are appropriate for any threatened or actual breach of any such provision, and that no proof of special damages shall be necessary for the enforcement of the rights under this Article V.

(b)       The obligations contained in this Article V shall survive the termination of this Agreement.

Article VI

TERM AND TERMINATION

Section 6.01.     Term and Renewal. This Agreement shall be effective as of the Effective Date. The term of this Agreement shall commence on the Effective Date and continue until the Expiration Date (the “Initial Term”), and shall thereafter automatically renew for additional one (1) -year terms (each, a “Renewal Term” and, together with the Initial Term, the “Term”), unless (i) terminated earlier pursuant to Section 6.02, Section 6.03, Section 6.04, Section 9.10 or (ii) either Party provides written notice of non-renewal at least 90 days prior to the expiration of the Initial Term or any Renewal Term, as applicable.

Section 6.02.     Termination for Breach/Insolvency. Either Party may terminate this Agreement, effective immediately, upon written notice to the other Party thereof, if the other Party (a) has committed a material breach of its obligations under this Agreement and has failed to cure such material breach within sixty (60) days of receipt by the other Party of written notice thereof; (b) has liquidated or dissolved; or (c) becomes or is adjudicated insolvent, is unable to meet or has ceased paying its debts generally as they become due, is subject to any insolvency or bankruptcy proceeding, makes an assignment for the benefit of creditors or is subject to receivership, conservatorship or liquidation.

Section 6.03.     Termination by Agreement. The Parties shall have the right to terminate this Agreement by mutual written consent at any time.

Section 6.04.     Termination for Specific Events. Amex may terminate this Agreement immediately, upon written notice to GBT Holdco, if;

(a)        GBT Holdco fails to pay any undisputed amounts due in accordance with the terms of this Agreement;

(b)       GBT Holdco acquires, merges or enters into a Contract with any Amex Competitor without the consent of Amex (which consent will be understood to be given by Amex if it exercises its right of refusal set forth in Section 2.02(c)), other than Contracts entered into in the ordinary course of business with a business travel Client of GBT Holdco;

(c)        Amex at any time triggers the “Step-Down” provision of Section 8.2(a) of the Trademark License Agreement (as that term is understood in the Trademark License Agreement);

(d)       Juweel at any time triggers the “Step-Down” provision of Section 8.2(b) of the Trademark License Agreement (as that term is understood in the Trademark License Agreement); or

(e)        (i) the “Enterprise Compliance Period” in the Shareholder’s Agreement (as defined therein) expires, or (ii) the Shareholder’s Agreement expires or is terminated.

Section 6.05.     Survival.

(a)        Continuing Obligations. GBT Holdco shall continue to perform the following obligations under this Agreement: (i) the obligations set forth in Section 2.04 relating to GBT Holdco Lead Generation for [***] through the expiration or termination of the GBT-[***] Agreement; (ii) the obligations to share travel-related Data as set forth in Section 2.01(b) and Exhibit 1 for a period of twelve (12) months following expiration or termination of this Agreement; and (iii) the obligations to share Data necessary to continue servicing Joint Clients shall survive for the term of the relationship with such Joint Client.

(b)       Surviving Provisions. The following provisions of this Agreement shall survive the termination of this Agreement: Section 1.01, Section 1.02, Section 2.01(c), Section 2.01(d)(i), Section 2.01(e), Section 2.01(j), Section 2.03(c) (except for clause (iii)(B) thereof), Section 2.04(e), Section 3.01, Section 3.02, Article V, Section 6.04(e), Article VIII, Section 9.05, Section 9.06, Section 9.07, Section 9.08 and Section 9.14.

Article VII

[RESERVED]

Article VIII

INDEMNIFICATION

Section 8.01.     Mutual Indemnification. Subject to Section 8.03, each Party hereto (the “Indemnifying Party”) will indemnify, defend and hold harmless the other Party and any Affiliate or Agent of the other Party (collectively, the “Indemnified Party”), from and against any and all Losses that result from, arise out of, relate to or are incurred by reason of or on account of a third-party Claim due to: (i) the Indemnifying Party’s or its Affiliate’s or its Agent’s failure to perform its duties or obligations under this Agreement; (ii) the gross negligence or willful or intentional misconduct of the Indemnifying Party or its Affiliates or its Agents in the course of the performance of its or their duties and obligations under this Agreement; (iii) the Indemnifying Party’s or its Affiliate’s or Agent’s breach of any representation, warranty or covenant hereunder; or (iv) the failure of the Indemnifying Party (including its Affiliates and Agents that perform on behalf of the Indemnifying Party hereunder) to comply with its obligations set forth in Section 3.02.

Section 8.02.     Indemnification Procedures.

(a)        Each Indemnified Party shall promptly notify the Indemnifying Party in respect of any Losses of which the Indemnified Party becomes aware which may give rise to a right of indemnification pursuant to Section 8.01. If an Indemnified Party fails to give prompt notice of any such Losses to the Indemnifying Party, such failure shall not limit the liability of the Indemnifying Party, except to the extent the Indemnifying Party demonstrates that it is prejudiced thereby.

(b)       Each Indemnifying Party shall have the right to defend or settle any Losses for which it is obligated to indemnify an Indemnified Party; provided, however, that the Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written approval where such settlement would involve an admission of wrongdoing, continuing liability or diminution of rights or increase of obligations assumed by the Indemnified Party under this Agreement or require the Indemnified Party to pay any amounts to any Person.

(c)        Each Indemnified Party shall have the right to participate in the defense of any Claims at its own expense and with its own counsel.

(d)       Each Party shall reasonably cooperate with the other Party to defend, settle or investigate any Claims or potential Claims made by any Person against such Party on the basis of any alleged act or failure to act, whether or not such Claims are subject to indemnification hereunder, provided that the requesting Party shall reimburse the other Party for any reasonable out-of-pocket expenses incurred in complying with this Section 8.02.

Section 8.03.     Limitations of Liability.

(a)        NOTWITHSTANDING ANY OTHER PROVISIONS HEREOF, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND, NOR FOR ANY LOST PROFITS OR REVENUES, LOST SAVINGS OR LOST BUSINESS, RELATING TO, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT. THE MAXIMUM AMOUNT OF LOSSES FOR WHICH EITHER PARTY MAY BE LIABLE IN CONNECTION WITH ANY CLAIM RELATING TO THIS AGREEMENT, SHALL BE LIMITED TO FIVE MILLION U.S. DOLLARS ($5,000,000); PROVIDED, HOWEVER, THAT THE AFOREMENTIONED LIMITATION ON LIABILITY SHALL NOT BE APPLICABLE TO ANY DIRECT CLAIMS, DAMAGES OR OTHER LIABILITIES ARISING FROM A PARTY’S BREACH OF ARTICLE V HERETO OR RELATED TO ITS IMPROPER HANDLING OF OR FAILURE TO SECURE ANY CONFIDENTIAL INFORMATION (INCLUDING DATA).

(b)       Notwithstanding anything else in this Agreement to the contrary, no Party shall be liable in connection with a Claim made against it for any Losses to the extent that:

(i)            the Loss that is the subject of such Claim has already been recovered in respect of another Claim or is a Loss for which the Indemnified Party has been compensated or otherwise made good; or

(ii)           such Claim relates to a Claim for which indemnity or other alternative remedies are provided for under any Related Agreement and such remedies have not yet been exhausted thereunder.

Section 8.04.     Remedies Cumulative. Subject to any other provision of this Agreement stating otherwise (including any exculpatory provisions), the remedies provided for in this Agreement shall be cumulative and shall not preclude assertion by any Party hereto of any other rights or the seeking of any other remedies against the other Party.

Article IX

MISCELLANEOUS

Section 9.01.     Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, except as otherwise specifically provided in this Agreement.

Section 9.02.     Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 9.03.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (and shall be deemed to have been duly given upon receipt) if mailed, delivered personally, sent by facsimile (which is confirmed), by electronic mail (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

To Amex:

American Express Travel Related Services Company, Inc.

American Express Tower

World Financial Center

New York, New York 10285-3500

Attn: Susan Sobbott - President, Global Corporate Payments

With an informational copy to:

General Counsel’s Office

American Express Travel Related Services Company, Inc.

American Express Tower

World Financial Center

New York, New York 10285-4900

Attn: Lead Senior Attorney – Global Corporate Payments

To GBT Holdco:

GBT III B.V.

Hoogoorddreef 15 Atlas-Arena

1101 BA Amsterdam

Attn: General Counsel’s Office and William Glenn

With an informational copy to:

Juweel Investors Limited

119 West 40th Street, 12th Floor

New York, NY 10018

Attn: Secretary

Section 9.04.     Mediation and Arbitration.

(a)        The Parties agree that any and all disputes, claims or controversies arising out of or related to this Agreement, including any Claims under any Applicable Law (“Disputes”), shall be submitted to mediation. If a Dispute is not resolved through mediation within forty-five (45) days from such submission, it shall be submitted for binding arbitration upon the demand of either Party. Any mediation and/or arbitration shall take place in the State of New York, New York County, and shall be administered by, and pursuant to the rules of, the American Arbitration Association or JAMS, upon the election of the Party asserting the Dispute. In the event of any inconsistency between this Section 9.04 and any rule of the arbitration organization, this Section 9.04 will control. Except as otherwise provided for herein, neither Party will have the right to litigate Disputes.

(b)       DISPUTES SHALL BE ARBITRATED ON AN INDIVIDUAL BASIS. THERE SHALL BE NO RIGHT OR AUTHORITY FOR ANY DISPUTES TO BE ARBITRATED ON A CLASS ACTION BASES OR IN A PURPORTED REPRESENTATIVE CAPACITY ON BEHALF OF THE GENERAL PUBLIC OR OTHER ENTITIES SIMILARLY SITUATED. Furthermore, Disputes brought by either Party against the other Party may not be joined or consolidated in arbitration with Disputes brought by or against any third party, unless agreed to in writing by all Parties. The Arbiters’ authority to resolve Disputes and to make awards is limited to Disputes between the Parties alone, and is subject to the limitations of liability set forth in this Agreement. No arbitration award or decision shall be given preclusive effect as to issues or claims in any Dispute with anyone who is not a Party to the arbitration. The mediation/arbitration proceedings and all documentation and/or information related to such processes shall be deemed confidential. All offers, promises, conduct and statements, whether written or oral, made in the course of the negotiations and arbitration by any of the Parties, their Agents, experts, and by the Arbiters, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation or arbitration. Should any portion of this subclause (b) be stricken from this Agreement or deemed otherwise unenforceable, then this entire Section 9.04 shall not apply, other than this sentence.

(c)        Notwithstanding the foregoing, the Parties expressly agree that a mediation or an arbitral tribunal appointed hereunder or under any of the Related Agreements may exercise jurisdiction with respect to Disputes or controversies arising under, out of, relating to or in connection with this Agreement and any of the Related Agreements, which are related by common questions of law or fact that could result in conflicting awards or obligations, and the Parties expressly consent to the consolidation of arbitrations commenced hereunder and/or under one or more of the Related Agreements. When arbitrations are consolidated as contemplated herein, they shall be consolidated into the mediation or arbitration that commenced first, unless otherwise agreed by the Parties.

(d)       Subject to the second sentence of subclause (e) below, the Parties shall be equally responsible for paying the mediation and arbitration fees (including filing, administrative, hearing and/or other fees) incurred hereunder, provided by the rules of the arbitration organization selected in accordance with this Section 9.04.

(e)        The Parties agree that the Arbiters’ decision shall be final and binding. The provisions of this Section 9.04 may be enforced in a court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses incurred in obtaining the enforcement of this provision to be paid to the Party against whom enforcement is ordered.

(f)        Subject to Section 9.05, either Party shall have the right to seek equitable relief (i) in arbitration prior to the arbitration proceedings to enforce the status quo, and (ii) in a court to enforce the confidentiality provisions set forth in Article V. For the avoidance of doubt, nothing in this Section 9.04 shall prevent either Party from seeking an injunction against the unauthorized use or disclosure of that Party’s or its Affiliates’ Intellectual Property or Confidential Information in accordance with Article V. The Parties shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law (without being required to post a bond or other security or provide special proof, which requirement the Parties agree to waive).

(g)       This arbitration provision is made pursuant to a transaction involving interstate commerce, and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, as amended.

Section 9.05.     Governing Law; Jurisdiction and Venue.

(a)        This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof or any other jurisdiction that would give rise to the application of the Laws of another jurisdiction.

(b)       Any Dispute arising out of, relating to or in connection with this Agreement (other than those submitted to an Arbiter in accordance with Section 9.04), including any Dispute regarding the validity or termination of this Agreement, or the performance or breach of this Agreement, shall be brought exclusively in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York, in each case, in a court sitting in New York County, and the appellate courts having jurisdiction with respect to appeals from such courts. In that context, and without limiting the generality of the foregoing, each of the Parties irrevocably and unconditionally:

(i)            consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(ii)           waives all right to trial by jury in any Action;

(iii)          agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 9.03; and

(iv)          agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 9.06.     Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the Parties’ entire agreement on and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof, and (b) is not intended to confer upon any Person other than the parties hereto and thereto any rights, benefits or remedies hereunder or thereunder.

Section 9.07.     Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of such invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a Governmental Authority of competent jurisdiction declares that any term or provision hereof is invalid, void or unenforceable in a jurisdiction, such term or provision shall be fully severable from this Agreement and this Agreement shall be construed and enforced in such jurisdiction as though such invalid, void or unenforceable term or provision never comprised a part hereof. Furthermore, the Parties shall negotiate in good faith to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable in the relevant jurisdiction and that comes closest to expressing the intention of the invalid or unenforceable term or provision in such jurisdiction.

Section 9.08.     Intellectual Property. Except as otherwise expressly provided in Section 2.03(c) or otherwise mutually agreed to in writing by the Parties, nothing in this Agreement shall have the effect of granting to or vesting in either Party any Intellectual Property or any other right, title or interest in or to any information, Data (including in the case of Amex, the Amex End User Data), materials, ideas, strategies, concepts or policies of, or any work provided, devised, developed or created by, the other Party in relation to this Agreement or otherwise owned by the other Party.

Section 9.09.     Extension; Waiver. Any Party may, on its own behalf, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 9.10.     Force Majeure. If any Party is unable to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its reasonable control (including acts of God, terrorism, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, nuclear disaster or riot), such failure to perform shall not be considered a breach of this Agreement during the period of such disability (labor strikes, lockouts or other labor issues shall not be deemed to be beyond a Party’s reasonable control). Upon the occurrence of any such force majeure event, the disabled Party shall promptly notify the other Party in writing of the occurrence thereof, the extent of its inability to perform its obligations under the Agreement as a consequence thereof, the expected duration of such inability to perform, and of any material developments that appear reasonably likely to further adversely affect the ability of the disabled Party to perform any of its obligations under this agreement in whole or in part. If a Party is unable to perform its obligations under this Agreement as a consequence of a force majeure event as described above for more than six (6) months, then the other Party shall have the right to terminate this Agreement immediately upon written notice.

Section 9.11.     Assignment.

(a)       Subject to Section 9.11(b), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party, and any such attempted assignment shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(b)       Either Party may assign this Agreement or its rights or obligations hereunder or delegate the performance of its obligations hereunder to any of its Affiliates to perform the obligations upon written notice to the other Party, provided, however, that (i) such assignment shall not in any manner limit or affect assignor’s obligations hereunder; (ii) such assignment shall be valid for so long as such assignee remains an Affiliate of the assigning Party; and (iii) such assignee may not assign the rights or obligations hereunder to any other party. Notwithstanding the foregoing, in no event may GBT Holdco assign any of its rights or obligations or delegate the performance of its obligations hereunder to any Affiliate that is an Amex Competitor, as that term is defined herein or in any Related Agreement.

Section 9.12.     Subcontracting. Neither Party may subcontract any of their services, responsibilities or duties hereunder without the prior written consent of the other Party; provided, however, that nothing in this Agreement shall prevent either Party from delegating responsibilities under this Agreement to any of its Affiliates. In the event that any services, responsibilities, or duties under this Agreement are subcontracted, the subcontracting Party shall remain fully responsible for the performance of all obligations under this Agreement notwithstanding any subcontracting. Notwithstanding the foregoing, in no event may GBT Holdco subcontract any of its services, responsibilities or duties hereunder to any Affiliate that is an Amex Competitor, as that term is defined herein or in any Related Agreement.

Section 9.13.     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when the two or more counterparts have been signed by each of the Parties and delivered to the other Party. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” or other electronic transmission will be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.14.     Relationship of the Parties. The Parties acknowledge that nothing in this Agreement is intended or shall be construed to create or establish any agency, partnership or joint venture relationship between the Parties, and that neither Party can take any action which is legally binding on the other without the prior written consent of the Party to be charged; the Parties expressly disclaim such relationship and agree that they are acting solely as independent contractors hereunder.

[remainder of page left intentionally blank]

IN WITNESS WHEREOF, Amex and GBT Holdco have caused this Agreement to be executed and delivered as of the date and year first written above.

AMEX:

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC., a New York corporation

By:	/s/ Susan Sobbott
Name: Susan Sobbott
Title: President, Global Corporate Payments

GBT HOLDCO:

GBT III B.V., a Netherlands private company with limited liability

By:	/s/ William H. Glenn
Name: William H. Glenn
Title: President and Chief Executive Officer

[Signature page to Global Corporate Payments Operating Agreement]